Exhibit 99.1
Cronos Group Reports 2025 Third Quarter Results

Achieved record levels of consolidated net revenue, gross profit and Adjusted EBITDA

Net revenue in Q3 2025 increased by 9% quarter-over-quarter and 6% year-over-year

Generated record-high net revenue in Israel, where PEACE NATURALS® remains the number one cannabis brand1

Industry-leading balance sheet with $824 million in total cash and cash equivalents and short-term investments

TORONTO, November 6, 2025 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announced its 2025 third quarter business results.

“Our third quarter results reflect continued progress towards our objectives, with the business reaching record levels of net revenue, gross profit and adjusted EBITDA generation, driven by the seventh consecutive quarter of record net revenue at Cronos Israel, as well as by continued cost discipline. Our strength abroad continues to drive robust gross margins, demonstrating the success of our global strategy. Our PEACE NATURALS® brand remains the market leader in Israel, supported by outstanding execution from our team on the ground and the consistent success of flagship flower strains, underscoring our ability to scale and innovate efficiently, and to meet the growing needs of patients,” said Mike Gorenstein, Chairman, President and CEO of Cronos.

“In Canada, despite temporary flower supply constraints, our long-term fundamentals remain strong, with the Spinach® brand retaining its position as the #2 brand in the market2, driven by category leadership in edibles with SOURZ by Spinach® and resilient performance across flower, vapes and pre-rolls. With the completion of the expansion at Cronos GrowCo unlocking additional flower capacity, we are well-positioned for growth in 2026. Backed by a debt-free, industry-leading balance sheet, including $824 million in cash and cash equivalents and short-term investments, Cronos has the financial strength and strategic flexibility to continue expanding globally, invest in innovation, and deliver sustained value to shareholders.”
1 Market share and ranking information from pharmacy data collected by Cronos - Q3 2025.
2 Hifyre Retail Analytics - National Retail Dollar by Brand in Canada – Q3 2025.

Consolidated Financial Results
On June 20, 2024 the Company made an additional investment (the “Cronos GrowCo Transaction”) in Cronos Growing Company Inc. (“Cronos GrowCo”) to fund the expansion of cultivation operations. Cronos also obtained majority control of the board of directors of Cronos GrowCo and began consolidating Cronos GrowCo’s results as of July 1, 2024. Prior to that date, the Company’s investment in Cronos GrowCo consisted of an investment accounted for under the equity method and loans receivable from Cronos GrowCo.
The tables below set forth our condensed consolidated results of operations, expressed in thousands of U.S. dollars for the periods presented. Our condensed consolidated financial results for these periods are not necessarily indicative of the consolidated financial results that we will achieve in future periods.

(in thousands of USD)	Three months ended September 30,	Change	Nine months ended September 30,	Change
2025	2024	$	%	2025	2024	$	%
Cronos net revenue, excluding Cronos GrowCo net revenue(i)	$34,437	$29,996	$4,441	15%	$95,058	$83,046	$12,012	14%
Cronos GrowCo net revenue(ii)	1,902	4,268	(2,366)	(55)%	6,998	4,268	2,730	64%
Net revenue	$36,339	$34,264	$2,075	6%	$102,056	$87,314	$14,742	17%

Cost of sales	17,501	30,341	(12,840)	(42)%	54,894	72,216	(17,322)	(24)%
Inventory write-down	506	312	194	62%	592	707	(115)	(16)%
Gross profit	$18,332	$3,611	$14,721	408%	$46,570	$14,391	$32,179	224%
Gross margin(iii)	50%	11%	N/A	39	pp	46%	16%	N/A	30	pp

Inventory step-up recorded to cost of sales	—	7,116	(7,116)	N/A	517	7,116	(6,599)	N/A
Adjusted Gross Profit(iv)	$18,332	$10,727	$7,605	71%	$47,087	$21,507	$25,580	119%
Adjusted Gross Margin(v)	50%	31%	N/A	19	pp	46%	25%	N/A	21	pp

Net income (loss)	$28,321	$7,324	$20,997	287%	$(2,438)	$(3,919)	$1,481	38%

Adjusted EBITDA(iv)	$5,677	$(6,019)	$11,696	N/M	$9,654	$(27,739)	$37,393	N/M

Other Data
Cash and cash equivalents(vi)	$784,170	$862,034	$(77,864)	(9)%
Short-term investments(vi)	40,000	—	40,000	N/A
Capital expenditures(vii)	4,588	6,536	(1,948)	(30)%	23,782	9,446	14,336	152%
(i)Cronos net revenue, excluding Cronos GrowCo net revenue is net revenue less Cronos GrowCo net revenue and is after intercompany eliminations.
(ii)Cronos GrowCo net revenue is Cronos GrowCo's net revenue after intercompany eliminations.
(iii)Gross margin is defined as gross profit divided by net revenue.
(iv)See "Non-GAAP Measures" for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization ("Adjusted EBITDA") to net income (loss) and a reconciliation of Adjusted Gross Profit to gross profit.
(v)Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net revenue.
(vi)Dollar amounts are as of the last day of the period indicated.
(vii)Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Third Quarter 2025
•Net revenue of $36.3 million in Q3 2025 increased by $2.1 million from Q3 2024. The increase was primarily due to higher cannabis flower sales in Israel, which carry no excise taxes, and higher cannabis extract sales in the Canadian market, partially offset by a decrease in cannabis flower sales in the Canadian market.
•Gross profit of $18.3 million in Q3 2025 increased by $14.7 million from Q3 2024. The increase was primarily due to lower amounts of inventory step-up from the Cronos GrowCo Transaction recognized into cost of sales. In addition, gross profit increased due to higher average sales prices driven primarily by a mix shift to Israel, higher sales volumes, production efficiencies and favorable inventory dynamics during the third quarter of 2025. For the three months ended September 30, 2024, gross profit was reduced by $7.1 million as a result of the impact of the inventory step-up from the Cronos GrowCo Transaction that was recorded into cost of sales.
•Adjusted Gross Profit of $18.3 million in Q3 2025 increased by $7.6 million from Q3 2024. The increase was primarily due to higher average sales prices driven primarily by a mix shift to Israel, higher sales volumes, production efficiencies and favorable inventory dynamics during the third quarter of 2025.
•Net income of $28.3 million in Q3 2025 increased by $21.0 million from Q3 2024. The increase was primarily due to lower operating expenses and higher gross profit, partially offset by lower other income.
•Adjusted EBITDA of $5.7 million in Q3 2025 improved by $11.7 million from Q3 2024. The improvement year-over-year was primarily driven by higher gross profit and lower operating expenses due to a decline in general and administrative costs.

Business Updates
Brand and Product Portfolio

Spinach®3

The Spinach® brand ended Q3 2025 as the second most popular brand in Canada, holding a 4.5% total market share. Spinach® flower ranked as the fourth most popular flower brand with 4.9% market share, despite flower supply constraints that have temporarily limited growth potential.

In Q3 2025, Spinach® maintained its #1 position in edibles with a 19.7% market share, driven by the outstanding performance of its SOURZ by Spinach® gummies. Four Spinach® gummies ranked among the top 10 edible products nationally, underscoring Cronos’ continued leadership in innovative, high-quality cannabis edibles and reinforcing ongoing consumer loyalty to the Spinach® brand. During the quarter, the Spinach® brand launched its popular SOURZ by Spinach® Fully Blasted liquid-diamond infused gummies in multipack formats, now available in five of its most popular flavors, offering consumers more choice, convenience, and value when purchasing Canada’s favorite cannabis edible. During the quarter we also re-introduced the limited-edition SOURZ by Spinach® Caramel Green Apple gummy, featuring sweet and crisp apple flavors.

In the vape category, the Spinach® brand achieved 7.0% share in Q3 2025, a #3 overall ranking in Canada, with vape cartridges specifically reaching 9.5% share, ranking #2 for the product category in Canada. Three Spinach® vape SKUs ranked among the top 10 vape products in Canada, including the #1 selling 1.2g vape cartridge, Pink Lemonade, further showcasing the brand’s innovation and strong consumer appeal. During Q3 2025, the brand launched the limited-edition Spinach® Sweet Green Apple 1g vape, to complement its corresponding SOURZ by Spinach® seasonal offering.

Lord Jones®2

Lord Jones® Chocolate Fusions™ ended Q3 2025 as the #3 chocolate cannabis edible brand in Canada with a 10.7% market share.

Lord Jones® products remain the category leader in hash and live resin-infused pre-rolls, with 17.5% market share. This leadership position highlights the brand’s ability to create differentiated, high-quality products that appeal to discerning cannabis consumers.

PEACE NATURALS®4

In Israel, PEACE NATURALS® continues to be the country’s top-performing brand, achieving record net revenue and sales volume in Q3 2025. The best-selling PEACE NATURALS® Wedding CK broke sales records in Q3 2025, exemplifying the strong demand for Cronos’ genetics internationally. In Q3 2025, Cronos Israel introduced new PEACE
3 Hifyre Retail Analytics - National Retail Dollar by Brand in Canada - Q3 2025.
4 Market share and ranking information from pharmacy data collected by Cronos - Q3 2025.

NATURALS® strains ANML, OGC, and Do Si Do under a new premium limited-edition product series, and launched a limited-edition combo pack featuring Wedding CK and Blue Thai. Cronos Israel's exceptional performance reflects the strength of Cronos’ advanced genetic breeding program, industry-leading cultivation capabilities, and a highly motivated local team committed to excellence.

International results outside of Israel were modest this quarter, primarily due to shipment timing that shifted revenue recognition into the fourth quarter. As a result, we anticipate that second-half of 2025 international ex-Israel net revenue will align closely with first-half performance. In Q3 2025 the PEACE NATURALS® brand was launched in the medical cannabis market in Switzerland, bringing the distribution of the Company’s flagship medical brand to seven global markets: Canada, Israel, Germany, the United Kingdom (“UK”), Australia, Switzerland, and Malta.

Cronos GrowCo Expansion

The Cronos GrowCo expansion is now complete and sales from the expansion commenced in Fall 2025. The Company believes this additional supply will fuel growth internationally and within the domestic Canadian market in 2026. As with any cultivation expansion, it typically takes time to fully optimize the new facility, and while we are on-schedule and making great progress, we expect improvement over time.

Conference Call
The Company will host a conference call and live audio webcast on Thursday, November 6, 2025, at 8:30 a.m. ET to discuss 2025 third quarter business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company’s website at https://ir.thecronosgroup.com/events-presentations.

About Cronos

Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS® and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that may constitute forward-looking information and forward-looking statements within the meaning of applicable U.S. and Canadian securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology, such as “expect,” “likely,” “may,” “will,” “should,” “intend,” “anticipate,” “potential,” “proposed,” “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:
•the ongoing impact of the public investigation into Canadian licensed producers of alleged dumping of medical cannabis imports from Canada into Israel by the Trade Levies Commissioner of the Israel Ministry of Economy and Industry (the “Anti-Dumping Investigation”) and the proposed anti-dumping duty to which the Company’s imports would be subject;
•expectations related to the conflict involving Israel, Hamas, Hezbollah, Houthis, Iran, Iran’s proxies and other stakeholders in the region (the “Middle East Conflict”) and its impact on our operations in Israel, the supply of product in the market and the demand for product by medical patients in Israel, as well as any regional or global escalations and their impact to global commerce and stability;
•expectations related to the German, Australian, UK, Swiss, and Malta markets and our ability to successfully distribute the PEACE NATURALS® brand in our overseas markets;
•expectations related to our announcement of cost-cutting measures, including our decision to wind down operations at our Winnipeg, Manitoba facility (the "Cronos Fermentation Facility"), the expected costs and benefits from the wind-down of production activities and the pending sale of the Cronos Fermentation Facility, as well as changes in strategy, metrics, investments, costs, operating expenses, employee turnover and other changes with respect thereto;
•expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations and any future plans to re-enter the U.S. market;
•the ongoing impact of our announced realignment (inclusive of any revisions thereto, the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•our expectations as to the use and expansion of our facility in Stayner, Ontario (the “Peace Naturals Campus”);
•our ability to acquire raw materials from suppliers, including Cronos Growing Company Inc. (“Cronos GrowCo”), and the costs and timing associated therewith;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments;
•expectations related to the transaction by which we obtained majority control of the board of directors of Cronos GrowCo (the “Cronos GrowCo Transaction”), which qualified as a business combination under Accounting Standards Codification (“ASC”) 805, the expansion of Cronos GrowCo’s purpose-built cultivation and processing facilities and any additional supply provided, and growth (including in the wholesale market) driven, thereby;
•expectations related to the transaction by which we, as lender, obtained junior secured convertible debt (the “High Tide Loan”) from High Tide Inc. (“High Tide”), as borrower, and a warrant (the “High Tide Warrant”) to purchase common shares of High Tide, the performance of the High Tide Loan and the High Tide Warrant, and High Tide’s ability to repay the High Tide Loan;
•our ability or plans to identify, develop, commercialize or expand our technology and research and development initiatives in cannabinoids, or the success thereof;
•expectations regarding revenues, expenses, gross margins and capital expenditures;
•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, including the U.S. and Germany, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our ability to successfully create and launch brands and cannabis products;
•expectations related to the differentiation of our products, including through the utilization of rare cannabinoids;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of U.S. state and federal law to cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products, including the possibility marijuana is moved from Schedule I to Schedule III under the U.S. Controlled Substances Act;
•the anticipated benefits and impact of Altria Group, Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•expectations regarding the implementation and effectiveness of key personnel changes;
•expectations regarding business combinations and dispositions and the anticipated benefits therefrom;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•our compliance with the terms of the settlement (the “Settlement Order”) with the U.S. Securities and Exchange Commission (the "SEC") and the settlement agreement with the Ontario Securities Commission (the “OSC”); and
•the impact of the loss of our ability to rely on private offering exemptions under Regulation D of the Securities Act of 1933, as amended, and the loss of our status as a well-known seasoned issuer, each as a result of the Settlement Order.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to effectively navigate developments related to the Anti-Dumping Investigation and the proposed anti-dumping duty to which the Company’s imports would be subject and its impact on our operations in Israel; (ii) our ability to effectively navigate developments related to the Middle

East Conflict and its impact on our employees and operations in Israel, the supply of product in the market and demand for product by medical patients in Israel; (iii) our ability to efficiently and effectively distribute our PEACE NATURALS® brand in our overseas markets; (iv) our ability to realize the expected cost-savings and other benefits related to the wind-down of our operations and pending sale of the Cronos Fermentation Facility; (v) expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations; (vi) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and other announced cost-cutting measures and employee turnover related thereto; (vii) our ability to efficiently and effectively manage our operations at our Peace Naturals Campus; (viii) our ability to efficiently and effectively acquire raw materials on a timely and cost-effective basis from third parties or Cronos GrowCo; (ix) our ability to realize the expected benefits related to the expansion of Cronos GrowCo’s purpose-built cannabis facility (including the quality of any additional supply provided thereby and the stability of pricing and demand with respect to such supply) and the ability of Cronos GrowCo to repay the credit facility provided by Cronos; (x) High Tide’s ability to repay the High Tide Loan, the performance of the High Tide Loan and the High Tide Warrant, and our ability to realize benefits related to the performance of the High Tide Warrant; (xi) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our business combinations and strategic investments; (xii) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (xiii) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (xiv) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xv) consumer interest in our products; (xvi) our ability to differentiate our products, including through the utilization of rare cannabinoids; (xvii) competition; (xviii) anticipated and unanticipated costs; (xix) our ability to generate cash flow from operations; (xx) our ability to conduct operations in a safe, efficient and effective manner; (xxi) our ability to hire and retain qualified staff and acquire equipment and services in a timely and cost-efficient manner; (xxii) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xxiii) general economic, financial market, regulatory and political conditions in which we operate; (xxiv) management’s perceptions of historical trends, current conditions and expected future developments; and (xxv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct, and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, negative impacts on our business and operations in Israel due to the Anti-Dumping Investigation, including that we may not be able to produce, import or sell our products in Israel as a result thereof; negative impacts on our employees, business and operations in Israel due to the Middle East Conflict, including that we may not be able to produce, import or sell our products or protect our people or facilities in Israel during the Middle East Conflict, the supply of product in the market and the demand for product by medical patients in Israel; that we may not be able to successfully continue to distribute our products in Germany, Australia, the UK, Switzerland and Malta or generate material revenue from sales in those markets; that we may not be able to achieve the anticipated benefits of the wind-down of our operations or pending sale of the Cronos Fermentation Facility; that we may be unable to further streamline our operations and reduce expenses; that we may not be able to effectively and efficiently re-enter the U.S. market in the future; that we may not be able to access raw materials on a timely and cost-effective basis from third-parties or Cronos GrowCo; that the expected benefits of the expansion of Cronos GrowCo’s purpose-built cannabis facility (including any additional supply provided thereby) may not be fully realized within a reasonable time or at all or that Cronos GrowCo may not be able to repay its borrowings under the credit facility provided by Cronos; that the expected benefits of the High Tide Warrant and the High Tide Loan may not be fully realized within a reasonable time or at all or that High Tide may not be able to repay its borrowings under the High Tide Loan; the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; that our Realignment and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; that we may not be able to efficiently and effectively manage our operations, and any changes thereto, at our Peace Naturals Campus; lower levels of revenues; the lack of consumer demand for our products; our inability to manage disruptions in credit markets; unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; failure to realize expected growth opportunities; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; our failure to improve our internal control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2024 and under Part II, Item 1A “Risk Factors” in our Quarterly Reports. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share amounts, unaudited)

	As of September 30, 2025	As of December 31, 2024
Assets
Current assets
Cash and cash equivalents	$784,170	$858,805
Short-term investments	40,000	—
Accounts receivable, net	27,091	15,462
Interest receivable	6,548	8,690
Other receivables	4,357	5,000
Current portion of loans receivable (net of allowance for credit losses of $1)	176	618
Inventory, net	48,167	33,149
Prepaids and other current assets	8,769	6,277
Held-for-sale assets	2,873	8,112
Total current assets	922,151	936,113
Other investments	11,443	2,813
Non-current portion of loans receivable (net of allowance for credit losses of $5,419)	22,409	15,526
Property, plant and equipment, net	145,536	133,189
Right-of-use assets	1,529	1,390
Goodwill	65,413	63,453
Intangible assets, net	9,829	11,257
Deferred tax assets	100	2,571
Total assets	$1,178,410	$1,166,312
Liabilities
Current liabilities
Accounts payable	$10,865	$16,973
Income taxes payable	1	9
Accrued liabilities	29,625	31,653
Current portion of lease obligation	576	1,025
Derivative liabilities	—	40
Total current liabilities	41,067	49,700
Non-current portion due to non-controlling interests	698	1,073
Non-current portion of lease obligation	1,166	993
Deferred tax liabilities	3,430	3,564
Total liabilities	46,361	55,330

Shareholders’ equity
Share capital and additional paid-in capital (no par value; authorized for issue as of September 30, 2025 and December 31, 2024: unlimited; shares outstanding as of September 30, 2025 and December 31, 2024: 382,893,267 and 382,530,780, respectively)	666,147	669,879
Retained earnings	450,032	457,709
Accumulated other comprehensive loss	(33,675)	(63,525)
Total equity attributable to shareholders of Cronos Group	1,082,504	1,064,063
Non-controlling interests	49,545	46,919
Total shareholders’ equity	1,132,049	1,110,982
Total liabilities and shareholders’ equity	$1,178,410	$1,166,312

Cronos Group Inc.
Condensed Consolidated Statements of Net Income (Loss) and Comprehensive Loss

	Three months ended September 30,		Nine months ended September 30,
(In thousands of U.S. dollars, except share and per share amounts, unaudited)	2025	2024	2025	2024
Net revenue, before excise taxes	$48,828	$46,594	$134,978	$120,639
Excise taxes	(12,489)	(12,330)	(32,922)	(33,325)
Net revenue	36,339	34,264	102,056	87,314
Cost of sales	17,501	30,341	54,894	72,216
Inventory write-down	506	312	592	707
Gross profit	18,332	3,611	46,570	14,391
Operating expenses
Sales and marketing	5,301	5,528	15,213	15,190
Research and development	1,345	1,242	3,067	3,201
General and administrative	9,254	12,760	29,099	34,434
Restructuring costs	212	—	1,535	630
Share-based compensation	2,333	2,262	5,802	6,513
Depreciation and amortization	354	1,098	1,717	3,237
Impairment loss on long-lived assets	36	14,376	36	16,350
Total operating expenses	18,835	37,266	56,469	79,555
Operating loss	(503)	(33,655)	(9,899)	(65,164)
Other income (expense)
Interest income, net	11,742	12,460	30,404	40,156
Share of income from equity method investments	—	—	—	2,365
Gain on revaluation of loan receivable	—	11,804	—	11,804
Gain on revaluation of equity method investment	—	32,469	—	32,469
Gain (loss) on revaluation of financial instruments	4,066	(293)	3,475	(6,550)
Impairment loss on other investments	—	—	—	(25,650)
Foreign currency gain (loss)	19,785	(7,432)	(18,170)	12,370
Loss on held-for-sale assets	(3,031)	(10,422)	(5,532)	(10,422)
Change in allowance for credit loss on non-operating loan	(4,771)	—	(4,771)	—
Other, net	(283)	(315)	(241)	(737)
Total other income	27,508	38,271	5,165	55,805
Income (loss) before income taxes	27,005	4,616	(4,734)	(9,359)
Income tax benefit	(1,316)	(2,708)	(2,296)	(5,440)
Net income (loss)	28,321	7,324	(2,438)	(3,919)
Net income (loss) attributable to non-controlling interest	2,363	(1,025)	5,193	(1,270)
Net income (loss) attributable to Cronos Group	$25,958	$8,349	$(7,631)	$(2,649)

Comprehensive income (loss)
Net income (loss)	$28,321	$7,324	$(2,438)	$(3,919)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	(26,005)	12,408	31,141	(20,113)
Comprehensive income (loss)	2,316	19,732	28,703	(24,032)
Comprehensive income (loss) attributable to non-controlling interests	1,629	(269)	6,484	(344)
Comprehensive income (loss) attributable to Cronos Group	$687	$20,001	$22,219	$(23,688)

Net income (loss) per share
Basic net income (loss) per share attributable to Cronos Group	$0.07	$0.02	$(0.02)	$(0.01)
Diluted net income (loss) per share attributable to Cronos Group	$0.07	$0.02	$(0.02)	$(0.01)

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share amounts, unaudited)

	Nine months ended September 30,
	2025	2024
Operating activities
Net loss	$(2,438)	$(3,919)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	5,802	6,513
Depreciation and amortization	10,574	6,811
Impairment loss on long-lived assets	36	16,350
Impairment loss on other investments	—	25,650
(Gain) loss from investments	(3,482)	4,103
Changes in expected credit losses on long-term financial assets	4,766	1,026
Revaluation of equity method investment	—	(32,469)
Revaluation of loan receivable	—	(11,804)
Loss on held-for-sale assets	5,532	10,422
Inventory step-up recorded to cost of sales	517	7,116
Foreign currency (gain) loss	18,170	(12,370)
Other non-cash operating activities, net	2,367	(11)
Changes in operating assets and liabilities:
Accounts receivable, net	(10,510)	(5,402)
Interest receivable	2,095	(1,018)
Other receivables	941	1,658
Prepaids and other current assets	(2,348)	(1,217)
Inventory, net	(13,025)	7,162
Accounts payable	(1,227)	(9,102)
Income taxes payable	(9)	(9)
Accrued liabilities	(3,730)	1,633
Net cash provided by operating activities	14,031	11,123
Investing activities
Purchase of short-term investments	(40,000)	—
Proceeds from short-term investments	—	187,166
Purchase of other investments	(5,107)	—
Cash acquired in business combinations	—	5,993
Advances on loans receivable	(13,307)	(8,822)
Proceeds from repayment on loans receivable	2,855	5,290
Purchase of property, plant and equipment, net of disposals	(23,578)	(8,868)
Purchase of intangible assets, net of disposals	(204)	(578)
Net cash provided by (used in) investing activities	(79,341)	180,181
Financing activities
Repurchases of common stock	(5,471)	—
Dividend paid to non-controlling interest	(3,858)	—
Withholding taxes paid on share-based awards	(3,153)	(918)
Net cash used in financing activities	(12,482)	(918)
Effect of foreign currency translation on cash and cash equivalents	3,157	2,357
Net change in cash and cash equivalents	(74,635)	192,743
Cash and cash equivalents, beginning of period	858,805	669,291
Cash and cash equivalents, end of period	$784,170	$862,034
Supplemental cash flow information
Interest paid	$—	$—
Interest received	$32,148	$38,965
Income taxes paid	$68	$621

Non-GAAP Measures

Cronos Group reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of (income) loss from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; gain on revaluation of loan receivable; gain on revaluation of equity method investment; transaction costs related to strategic projects; loss on held-for-sale assets; impairment loss on other investments; foreign currency (gain) loss; other, net; change in allowance for credit loss on non-operating loan; restructuring costs; share-based compensation; costs related to the Israel Ministry of Economy and Industry dumping inquiry; purchase accounting adjustment-related inventory step-up adjustments recorded through cost of sales; and legal costs of defending shareholder class action complaints brought against us as a result of the 2019 restatement. Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.
Beginning in the third quarter of 2025, the Company modified the composition of Adjusted EBITDA to exclude the impact of the provision for expected credit losses recognized under ASC 326 solely with respect to the High Tide Loan (for further information, see Part I, Note 5 — Loans Receivable, net of our Quarterly Report on Form 10-Q for the period ended September 30, 2025). Management determined that excluding this non-cash provision provides investors with additional insight into period-over-period operating performance by isolating credit-risk movements unrelated to the Company’s core operations.
Management believes that this change better reflects the Company’s ongoing operational results and enhances comparability with peers that do not routinely extend credit to third parties. This change does not affect the Company’s GAAP financial statements.

The following tables set forth a reconciliation of Net income (loss) as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

Three months ended September 30, 2025
Net income	$28,321
Interest income, net	(11,742)
Income tax benefit	(1,316)
Depreciation and amortization	3,532
EBITDA	18,795
Impairment loss on long-lived assets(i)	36
Gain on revaluation of financial instruments(iv)	(4,066)
Foreign currency gain	(19,785)
Transaction costs(vi)	547
Loss on held-for-sale assets(vii)	3,031
Other, net(viii)	283
Restructuring costs(ix)	212
Share-based compensation(x)	2,333
Restatement litigation costs(xi)	(624)
Israel Ministry of Economy and Industry dumping inquiry expense(xiii)	144
Change in allowance for credit loss on non-operating loan(xiv)	$4,771
Adjusted EBITDA	$5,677

Three months ended September 30, 2024
Net income	$7,324
Interest income, net	(12,460)
Income tax benefit	(2,708)
Depreciation and amortization	3,567
EBITDA	(4,277)
Impairment loss on long-lived assets(i)	14,376
Revaluation gain on loan receivable(ii)	(11,804)
Gain on revaluation of equity method investment(iii)	(32,469)
Loss on revaluation of financial instruments(iv)	293
Foreign currency loss	7,432
Transaction costs(vi)	334
Loss on held-for-sale assets(vii)	10,422
Other, net(viii)	315
Share-based compensation(x)	2,262
Restatement litigation costs(xi)	(19)
Inventory step-up recorded to cost of sales(xii)	7,116
Adjusted EBITDA	$(6,019)

Nine months ended September 30, 2025
Net loss	$(2,438)
Interest income, net	(30,404)
Income tax benefit	(2,296)
Depreciation and amortization	10,574
EBITDA	(24,564)
Impairment loss on long-lived assets(i)	36
Gain on revaluation of financial instruments(iv)	(3,475)
Foreign currency loss	18,170
Transaction costs(vi)	619
Loss on held-for-sale assets(vii)	5,532
Other, net(viii)	241
Restructuring costs(ix)	1,535
Share-based compensation(x)	5,802
Restatement litigation costs(xi)	(186)
Inventory step-up recorded to cost of sales(xii)	517
Israel Ministry of Economy and Industry dumping inquiry expense(xiii)	656
Change in allowance for credit loss on non-operating loan(xiv)	4,771
Adjusted EBITDA	$9,654

Nine months ended September 30, 2024
Net loss	$(3,919)
Interest income, net	(40,156)
Income tax benefit	(5,440)
Depreciation and amortization	6,811
EBITDA	(42,704)
Share of income from equity method investment	(2,365)
Impairment loss on long-lived assets(i)	16,350
Revaluation gain on loan receivable(ii)	(11,804)
Gain on revaluation of equity method investment(iii)	(32,469)
Loss on revaluation of financial instruments(iv)	6,550
Impairment loss on other investments(v)	25,650
Foreign currency gain	(12,370)
Transaction costs(vi)	530
Loss on held-for-sale assets(vii)	10,422
Other, net(viii)	737
Restructuring costs(ix)	630
Share-based compensation(x)	6,513
Restatement litigation costs(xi)	(525)
Inventory step-up recorded to cost of sales(xii)	7,116
Adjusted EBITDA	$(27,739)
(i)For the three and nine months ended September 30, 2025, impairment loss on long-lived assets related to equipment no longer in use. For the three and nine months ended September 30, 2024, impairment loss on long-lived assets included $14,258 related to the write-down of our Ginkgo exclusive licenses. For the nine months ended September 30, 2024, impairment loss on long-lived assets included $1,631 related to the winding down of operations at the Cronos Fermentation Facility.
(ii)For the three and nine months ended September 30, 2024, a revaluation gain on loan receivable was recognized as a result of the Cronos GrowCo Transaction on July 1, 2024.
(iii)For the three and nine months ended September 30, 2024, the gain on revaluation of equity method investment was recognized as a result of the Cronos GrowCo Transaction on July 1, 2024.

(iv)For the three months ended September 30, 2025, the gain on revaluation of financial instruments was driven by a gain related to the Company’s High Tide Warrant and the Company’s equity securities in Vitura. For the nine months ended September 30, 2025, the gain on revaluation of financial instruments related to the Company’s High Tide Warrant, partially offset by a loss related to the Company’s equity securities in Vitura. For the three and nine months ended 2024, the loss on revaluation of financial instruments related primarily to the Company’s equity securities in Vitura.
(v)For the nine months ended September 30, 2024, impairment loss on other investments represents the fair value change on the PharmaCann Option.
(vi)For the three and nine months ended September 30, 2025 and 2024, transaction costs represented legal, financial and other advisory fees and expenses incurred in connection with the Cronos GrowCo Transaction and discrete strategic initiatives. These costs are included in general and administrative expenses on the condensed consolidated statement of net income (loss) and comprehensive income (loss).
(vii)For the three and nine months ended September 30, 2025 and 2024, loss on held-for-sale assets related to a revaluation of the Cronos Fermentation held-for-sale asset group.
(viii)For the three and nine months ended September 30, 2025, other, net related to (gain) loss on disposal of assets and dividend income. For the three and nine months ended September 30, 2024, other, net related to (gain) loss on disposal of assets and (gain) loss on revaluation of derivative liabilities.
(ix)For the three and nine months ended September 30, 2025, restructuring costs related to employee-related severance costs and IT infrastructure and finance transformation costs associated with the Realignment. For the nine months ended September 30, 2024, restructuring costs related to employee-related severance costs and other restructuring costs associated with the Realignment.
(x)For the three and nine months ended September 30, 2025 and 2024, share-based compensation related to the expenses of share-based compensation awarded to employees and, for the three and nine months ended September 30, 2025, deferred share units issued to our Board of Directors, each under the Company’s share-based award plans.
(xi)For the three and nine months ended September 30, 2025 and 2024, restatement litigation costs included legal costs incurred defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.
(xii)For the nine months ended September 30, 2025 and the three and nine months ended September 30, 2024, inventory step-up recorded to cost of sales represents the portion of the inventory step-up from the Cronos GrowCo Transaction that was recorded through the condensed consolidated statements of loss and comprehensive income (loss).
(xiii)For the three and nine months ended September 30, 2025, Israel Ministry of Economy and Industry dumping inquiry expense included expenditures relating to the regulatory inquiry about alleged dumping of medical cannabis products in Israel and related litigation and external relations expenses.
(xiv)For the three and nine months ended September 30, 2025, change in allowance for credit loss on non-operating loan represents the allowance recognized on the High Tide loan receivable.
For the three months ended September 30, 2025 Adjusted EBITDA was $5.7 million, representing an improvement of $11.7 million from the three months ended September 30, 2024. For the nine months ended September 30, 2025, Adjusted EBITDA was $9.7 million, representing an improvement of $37.4 million from the nine months ended September 30, 2024. For both the three and nine month comparative periods, the improvement was primarily due to higher gross profit and lower operating expenses due to a decline in general and administrative costs.

Adjusted Gross Profit and Adjusted Gross Margin
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented Adjusted Gross Profit and Adjusted Gross Margin, non-GAAP measures that exclude the impacts of inventory-related purchase accounting adjustments from the calculations of gross profit and gross margin, which resulted from the Cronos GrowCo Transaction. Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted Gross Profit and Adjusted Gross Margin provide useful insight into underlying business trends to facilitate comparisons of period-over-period results by removing the impacts of inventory-related purchase accounting adjustments resulting from the Cronos GrowCo Transaction, which reflect a one-time event and do not reflect management’s assessment of ongoing business performance.
The following table sets forth a reconciliation of Gross profit and Gross margin, each as determined in accordance with U.S. GAAP, to Adjusted Gross Profit and Adjusted Gross Margin, respectively, for the periods indicated:

(in thousands of USD)	Three months ended September 30,		Change			Nine months ended September 30,		Change
	2025	2024	$	%		2025	2024	$	%
Net revenue	$36,339	$34,264	$2,075	6%		$102,056	$87,314	$14,742	17%

Gross profit	$18,332	$3,611	$14,721	408%		$46,570	$14,391	$32,179	224%
Inventory step-up recorded to cost of sales	—	7,116	(7,116)	N/A		517	7,116	(6,599)	N/A
Adjusted Gross Profit	$18,332	$10,727	$7,605	71%		$47,087	$21,507	$25,580	119%

Gross margin(i)	50%	11%	N/A	39	pp	46%	16%	N/A	30	pp
Adjusted Gross Margin(ii)	50%	31%	N/A	19	pp	46%	25%	N/A	21	pp
(i)Gross margin is defined as gross profit divided by net revenue.
(ii)Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net revenue.
For the three months ended September 30, 2025, Adjusted Gross Profit was $18.3 million, representing an increase of $7.6 million from the three months ended September 30, 2024. For the nine months ended September 30, 2025, Adjusted Gross Profit was $47.1 million, representing an increase of $25.6 million from the nine months ended September 30, 2024. For the three month comparative period, the increase was primarily due to higher average sales prices driven primarily by a mix shift to Israel, higher sales volumes, production efficiencies and favorable inventory dynamics during the third quarter of 2025. For the nine month comparative period, the increase was primarily due to the consolidation of Cronos GrowCo, higher average sales prices driven primarily by a mix shift to Israel and other countries, higher sales volumes, production efficiencies and favorable inventory dynamics during the nine months ended September 30, 2025.
Constant Currency
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenue, gross profit, gross profit margin, operating expenses, net income (loss) and Adjusted EBITDA for the three and nine months ended September 30, 2025, as well as cash and cash equivalents and short-term investment balances as of September 30, 2025 compared to December 31, 2024, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the three and nine month comparative periods in 2024 rather than the actual average exchange rates in effect during the respective current period; constant currency current and prior comparative balance sheet information is translated at the prior year-end spot rate rather than the current period spot rate. All growth comparisons relate to the corresponding period in 2024. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our operations. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.
The table below sets forth certain measures of consolidated results from continuing operations on a constant currency basis for the three and nine months ended September 30, 2025 compared to the three and nine months ended September 30, 2024 as well as cash and cash equivalents and short-term investments as of September 30, 2025 and December 31, 2024, both on an as-reported and constant currency basis (in thousands):

As Reported	As Adjusted for Constant Currency
Three months ended September 30,	As Reported Change	Three months ended September 30,	Constant Currency Change
2025	2024	$	%	2025	$	%
Net revenue	$36,339	$34,264	$2,075	6%	$35,522	$1,258	4%
Gross profit	18,332	3,611	14,721	408%	17,884	14,273	395%
Gross margin	50%	11%	N/A	39	pp	50%	N/A	39	pp

Operating expenses	18,835	37,266	(18,431)	(49)%	18,743	(18,523)	(50)%
Net income (loss)	28,321	7,324	20,997	287%	28,957	21,633	295%
Adjusted EBITDA	$5,677	$(6,019)	$11,696	N/M	$4,733	$10,752	N/M

Nine months ended September 30,	As Reported Change	Nine months ended September 30,	Constant Currency Change
2025	2024	$	%	2025	$	%
Net revenue	$102,056	$87,314	$14,742	17%	$102,478	$15,164	17%
Gross profit	46,570	14,391	32,179	224%	46,529	32,138	223%
Gross margin	46%	16%	N/A	30	pp	45%	N/A	29	pp

Operating expenses	56,469	79,555	(23,086)	(29)%	57,062	(22,493)	(28)%
Net loss	(2,438)	(3,919)	1,481	38%	(3,520)	399	10%
Adjusted EBITDA	$9,654	$(27,739)	$37,393	N/M	$8,653	$36,392	N/M

As of September 30,	As of December 31,	As Reported Change	As of September 30,	Constant Currency Change
2025	2024	$	%	2025	$	%
Cash and cash equivalents	$784,170	$858,805	$(74,635)	(9)%	$781,625	$(77,180)	(9)%
Short-term investments	40,000	—	40,000	N/A	40,000	40,000	N/A
Total cash and cash equivalents and short-term investments	$824,170	$858,805	$(34,635)	(4)%	$821,625	$(37,180)	(4)%

Net revenue

	As Reported				As Adjusted for Constant Currency
	Three months ended September 30,		As Reported Change		Three months ended September 30,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Cannabis flower	$26,362	$26,328	$34	—%	$25,466	$(862)	(3)%
Cannabis extracts	9,964	7,789	2,175	28%	10,042	2,253	29%
Other	13	147	(134)	(91)%	14	(133)	(90)%
Net revenue	$36,339	$34,264	$2,075	6%	$35,522	$1,258	4%

	As Reported				As Adjusted for Constant Currency
	Nine months ended September 30,		As Reported Change		Nine months ended September 30,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Cannabis flower	$74,731	$64,514	$10,217	16%	$74,451	$9,937	15%
Cannabis extracts	26,932	22,580	4,352	19%	27,639	5,059	22%
Other	393	220	173	79%	388	168	76%
Net revenue	$102,056	$87,314	$14,742	17%	$102,478	$15,164	17%

	As Reported				As Adjusted for Constant Currency
	Three months ended September 30,		As Reported Change		Three months ended September 30,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Canada	$23,132	$24,067	$(935)	(4)%	$23,424	$(643)	(3)%
Israel	11,353	7,259	4,094	56%	10,293	3,034	42%
Other countries	1,854	2,938	(1,084)	(37)%	1,805	(1,133)	(39)%
Net revenue	$36,339	$34,264	$2,075	6%	$35,522	$1,258	4%

	As Reported				As Adjusted for Constant Currency
	Nine months ended September 30,		As Reported Change		Nine months ended September 30,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Canada	$62,412	$62,781	$(369)	(1)%	$64,528	$1,747	3%
Israel	29,958	20,565	9,393	46%	28,387	7,822	38%
Other countries	9,686	3,968	5,718	144%	9,563	5,595	141%
Net revenue	$102,056	$87,314	$14,742	17%	$102,478	$15,164	17%
For the three months ended September 30, 2025, net revenue on a constant currency basis was $35.5 million, representing a 4% increase from the three months ended September 30, 2024. For the nine months ended September 30, 2025, net revenue on a constant currency basis was $102.5 million, representing a 17% increase from the nine months ended September 30, 2024. On a constant currency basis, net revenue increased for the three months ended September 30, 2025, primarily due to higher cannabis flower sales in Israel, which carry no excise taxes, and higher cannabis extract sales in the Canadian market, partially offset by a decrease in cannabis flower sales in the Canadian market. On a constant currency basis, net revenue increased for the nine months ended September 30, 2025, primarily due to higher cannabis flower sales in Israel and other countries, which carry no excise taxes, the inclusion of a full nine months of Cronos GrowCo sales in the current period and higher cannabis extract sales in the Canadian market, partially offset by lower cannabis flower sales in the Canadian market. On a constant currency basis, the consolidation of Cronos GrowCo as a result of the Cronos GrowCo Transaction contributed $7.2 million and $4.3 million of cannabis flower sales in the nine months ended September 30, 2025 and 2024, respectively.
Gross profit
For the three months ended September 30, 2025, gross profit on a constant currency basis was $17.9 million, representing a 395% increase from the three months ended September 30, 2024. For the nine months ended September 30, 2025, gross profit on a constant currency basis was $46.5 million, representing a 223% increase from the nine months ended September 30, 2024. On a constant currency basis, gross profit increased for the three and nine months ended September 30, 2025, primarily due to lower amounts of inventory step-up from the Cronos GrowCo Transaction recognized into cost of sales. For the three month comparative period, the increase was also driven by higher average sales prices driven primarily by a mix shift to Israel, higher sales volumes, production efficiencies and favorable inventory dynamics during the third quarter of 2025. For the nine month comparative period, the increase was also driven by the consolidation of Cronos GrowCo, higher average sales prices driven primarily by a mix shift to Israel and other countries, higher sales volume, production efficiencies and favorable inventory dynamics during the nine months ended September 30, 2025. On a constant currency basis, for the nine months ended September 30, 2025, we recognized $0.6 million of inventory step-up from the Cronos GrowCo Transaction in cost of sales. No such costs were recognized for the three months ended September 30, 2025. On a constant currency basis, for both the three and nine months ended September 30, 2024, we recognized $7.2 million of inventory step-up from the Cronos GrowCo Transaction in cost of sales.
Operating expenses
For the three months ended September 30, 2025, operating expenses on a constant currency basis were $18.7 million, representing a 50% decrease from the three months ended September 30, 2024. For the nine months ended September 30, 2025, operating expenses on a constant currency basis were $57.1 million, representing a 28% decrease from the nine months ended September 30, 2024. On a constant currency basis, operating expenses decreased for the three months ended September 30, 2025, primarily due to lower impairment loss on long-lived assets, lower amortization of intangible assets and lower salaries and benefits, partially offset by higher restructuring costs. On a constant currency basis, operating expenses decreased for the nine months ended September 30, 2025, primarily due to lower impairment loss on long-lived assets, lower amortization of intangible assets and lower salaries and benefits, partially offset by higher restructuring costs.

Net income (loss)
For the three months ended September 30, 2025, net income on a constant currency basis was $29.0 million, representing a higher net income of $21.6 million from the three months ended September 30, 2024. For the nine months ended September 30, 2025, net loss on a constant currency basis was $3.5 million, representing a lower net loss of $0.4 million from nine months ended September 30, 2024. On a constant currency basis, the improvement in net income for both the three and nine months ended September 30, 2025, was primarily due to lower operating expenses and higher gross profit, partially offset by lower other income.
Adjusted EBITDA
For the three months ended September 30, 2025, Adjusted EBITDA on a constant currency basis was $4.7 million, representing an $10.8 million improvement from the three months ended September 30, 2024. For the nine months ended September 30, 2025, Adjusted EBITDA on a constant currency basis was $8.7 million, representing a $36.4 million improvement from the nine months ended September 30, 2024. The improvement in Adjusted EBITDA for both the three and nine months ended September 30, 2025 on a constant currency basis was driven by higher gross profit and lower operating expenses due to a decline in general and administrative costs.
Cash and cash equivalents & short-term investments
Cash and cash equivalents and short-term investments on a constant currency basis decreased 4% to $821.6 million as of September 30, 2025, from $858.8 million as of December 31, 2024. The decrease in cash and cash equivalents and short-term investments on a constant currency basis is primarily due to purchases of property, plant and equipment, advances on loans receivable, repurchases of common stock, purchases of other investments, dividend payments to non-controlling interests and withholding taxes paid on share-based awards, partially offset by positive cash from operating activities and proceeds from the repayment of loans receivable.
Foreign currency exchange rates
All currency amounts in this press release are stated in U.S. dollars, which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to U.S. dollars. The assets and liabilities of our foreign operations are translated into dollars at the exchange rate in effect as of September 30, 2025, September 30, 2024, and December 31, 2024. Transactions affecting the shareholders’ equity (deficit) are translated at historical foreign exchange rates. The condensed consolidated statements of net income (loss) and comprehensive income (loss) and condensed consolidated statements of cash flows of our foreign operations are translated into dollars by applying the average foreign exchange rate in effect for the reporting period as reported on Bloomberg. The exchange rates used to translate from U.S. dollars to Canadian dollars (“C$”) and Israeli New Shekels (“ILS”) are shown below:

(Exchange rates are shown as C$ per $)	As of
	September 30, 2025	September 30, 2024	December 31, 2024
Spot rate	1.3921	1.3525	1.4351
Year-to-date average rate	1.3985	1.3601	N/A

(Exchange rates are shown as ILS per $)	As of
	September 30, 2025	September 30, 2024	December 31, 2024
Spot rate	3.3122	3.7269	3.6526
Year-to-date average rate	3.5126	3.6994	N/A

For further information, please contact:
Harrison Aaron
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com